Exhibit 99.1
Item 1. Business
The Company
Rohm and Haas Company was incorporated in 1917 under the laws of the State of Delaware. Our shares are traded on the New York Stock Exchange under the symbol “ROH.”
We are a global specialty materials company that began over 90 years ago when a chemist, Otto Rohm, and a businessman, Otto Haas, decided to form a partnership to make a unique chemical product for the leather industry. That once tiny firm, now known as Rohm and Haas Company, reported sales of $7.3 billion in 2004 on a portfolio of global businesses including specialty chemicals, electronic materials and salt. Today, we leverage science and technology to design materials and processes that enable our customers’ products to work. We serve a broad segment of dynamic markets, the largest of which include: construction and building, electronics, packaging, household products, personal care, automotive and food. To serve these markets, we have significant operations in approximately 100 manufacturing and 37 research facilities in 27 countries with approximately 17,000 employees. Our geographic reach continues to expand with approximately 52% of our sales in North America, 26% in Europe, 18% in Asia-Pacific and 4% in Latin America.
Throughout its history Rohm and Haas has remained true to the original vision of its founders: to be a high quality supplier of specialty materials that improve the quality of life. In the late 1990’s, we began to diversify our portfolio of product offerings to enhance our specialty chemical business by acquiring Morton International Inc., and expanding our Electronics Materials business through the acquisitions of LeaRonal and Rodel. During the same period, we have repositioned our portfolio to divest non-strategic businesses. As a result of all this activity, we have doubled our sales, balanced the seasonality of our portfolio, expanded our geographic reach and product opportunities to meet market demand, and enhanced our cash generating capabilities.
Those businesses within our specialty chemical portfolio, as well as our electronic materials and salt businesses, will be discussed in more detail later in this section.
Our Strategic Focus
Our focus is to grow both revenues and earnings through organic growth and to deploy our strong cash position in a balanced approach to add value to our stockholders, while managing the company within the highest ethical standards.
Organic Growth
We are committed to increasing sales and profitability in our existing segments through:
•	Innovation — focusing our research investment on development of new products and new step-out technologies and opportunities, particularly in the areas of our world class acrylic and electronic material technologies;

•	Marketing excellence — focusing our energies on the fastest growing market segments; cultivating our name recognition in the marketplace while differentiating ourselves from our competitors;

•	Geographic reach — leveraging our geographic footprint to take advantage of market demand and capitalizing on our presence in the high growth Asia-Pacific region and emerging markets of Central and Eastern Europe; and

•	Growth through efficiency — leveraging our state-of-the-art information technology infrastructure, through improved standardization and simplification of work processes, the ongoing realignment of our global manufacturing footprint to meet customer demand, as well as highly efficient and functionally excellent administrative support services.

Cash Generation
We will use our strong cash generation capabilities to increase stockholder value through higher dividends, debt retirement, strategic investments in our core technologies, and stock repurchases, as appropriate. We generated $882 million and $953 million in cash from operating activities during 2004 and 2003, respectively.
Corporate Governance
Our company was built upon a strong foundation of core values, which continue today. These values are the bedrock of our success. We strive to operate at the highest levels of integrity and ethics and in support of this, require that all salaried employees, as well as the members of our Board of Directors, receive compliance training and annually certify their compliance with our internal Code of Business Conduct and Ethics. Our core values are best summarized as:
•	Ethical behavior at all times;

•	Integrity in all business interactions; and

•	Trust by doing what we promise.
Our Board of Directors devotes substantial time in reviewing our business practices with regard to the norms of institutional integrity. Our Board is comprised of 15 Directors, of which 14 are non-employees. The Audit, Governance, Nominating and Executive Compensation committees of the Board are all entirely composed of independent directors.
Our Businesses
Our portfolio of businesses is strong, seasonally diverse and well positioned for future growth. The table below summarizes sales recorded by our six reportable operating segments in 2004 and 2003. See footnote 7 of our consolidated financial statements for further information regarding our reportable operating segments and foreign operations.

(dollars in millions)	2004	%	2003	%

Coatings	$2,395	33	$2,135	33
Performance Chemicals	1,590	22	1,382	22
Monomers	1,383	19	1,152	18
Electronic Materials	1,250	17	1,079	17
Adhesives and Sealants	693	10	632	10
Salt	829	11	801	12
Elimination of Intersegment Sales	(840)	(12)	(760)	(12)

Total Net Sales	$7,300	100	$6,421	100
COATINGS
Coatings is our largest reportable segment and is comprised of three businesses:

(dollars in millions)	2004	%	2003	%

Architectural and Functional Coatings	$1,939	81	$1,704	80
Powder Coatings	342	14	324	15
Automotive Coatings	114	5	107	5

Total Net Sales	$2,395	100	$2,135	100
Our Coatings products are sold globally, with approximately 57% of sales in North America, 27% in Europe, 11% in Asia-Pacific and 5% in Latin America. Since key markets for this segment are the Building and Construction markets, and in particular the architectural coatings markets, sales for this segment have seasonal fluctuations and, with a significant part of its portfolio using the acrylic technology platform, are sensitive to fluctuating raw material costs.

Architectural and Functional Coatings is the largest of the businesses in the Coatings segment. In 1953, we pioneered the acrylic waterborne chemistry that has evolved into our current high quality, technologically advanced product offerings of binders and additives for acrylic paint. Our technology improves the durability, tint retention, adhesion, stain resistance and opacity of paint. Our customer base includes well-known, high quality paint suppliers. In addition to offering products for the architectural and decorative coatings markets, this segment also offers products that serve a wide variety of coatings in: industrial markets for use on metal and wood and in traffic paint; the building industry for use in roofing materials, insulation and cement markets; and consumer markets for use in paper, textiles and non-woven fibers, graphic arts and leather.
Powder Coatings produces a comprehensive line of powder coatings that are sprayed onto consumer and industrial products and parts in a solid form. During the powder coating process, tiny particles receive an electrostatic charge as they pass through a sprayer, which causes them to adhere to the product. The product is later cured at high temperature, where the particles melt onto the product to form the final coating. Powder coatings are often more cost-effective than liquid coatings, while providing similar or enhanced benefits, including increased durability such as temperature and wear resistance. Our powder coatings are used on a wide variety of products, ranging from door handles to patio and deck furniture, to windshield wipers, televisions and industrial shelving.
Automotive Coatings formulates and manufactures decorative and functional coatings for plastic automotive parts such as bumper covers and interior and exterior trim of cars and trucks.

Business	Markets	Products	End Uses

Architectural and Functional	• Building and construction	• An array of versatile acrylic	• House paints
	• Home improvement	emulsion polymers and other technologies	• Traffic paints
	• Paper	• A range of additives, such as	• Metal coatings
	• Graphic arts	thickeners, extenders and	• Coated papers
	• Apparel	opacifiers	• Printing inks
	• Home and office goods		• Non-woven fibers
	• Transportation		• Textile finishes
• Insulation • Leather

Powder	• Home and office goods	• Epoxy, polyester, silicone and	• Architectural aluminum
	• Recreation	acrylic powder coatings	• Shelving
	• Lawn and garden	• Lamineer – a low temperature	• Tables and chairs
	• Transportation	curing coating	• Office furniture
	• Building and construction		• Cabinetry • Machinery • Gas grills

Automotive	• Transportation	• Solvent and water-based	• Cars
		coatings for exterior and	• Trucks
interior plastic parts

PERFORMANCE CHEMICALS
This reportable segment includes the sales and operating results of Plastics Additives, Consumer and Industrial Specialties, Process Chemicals and other smaller business groups.

(dollars in millions)	2004	%	2003	%

Plastics Additives	$621	39	$535	39
Consumer and Industrial Specialties	481	30	428	31
Process Chemicals	433	27	378	27
Other	55	4	41	3

Total Net Sales	$1,590	100	$1,382	100
Regionally, about 39% of our products are sold in North America, 37% in Europe, 19% in Asia-Pacific and about 5% in Latin America. These businesses provide products for a diverse set of markets, from consumer and personal care, to building and construction and packaging, to water treatment and purification processes for food and pharmaceutical markets, to newsprint processing. These businesses are described individually by the table below:

Business	Markets	Products	End Uses

Plastics Additives	• Building and construction	• A wide range of additives that	• PVC pipe
	• Packaging	impart desired properties into	• Vinyl siding
	• Home and office goods	the end plastic or help processing	• Wall systems
	• Transportation	machinery run more	• Vinyl windows
		efficiently	• Fencing and decks
		(acrylic-based impact modifiers	• Plastic packaging
		and processing aids, tin-based	• Interior auto parts
		stabilizers and lubricants)	• Appliances and
business machines

Consumer and Industrial	• Household products	• Antimicrobials, dispersants,	• Laundry and dishwater
Specialties	• Personal care	acrylic emulsions and a range of	detergents
	• Industrial processing	other technologies	• Shampoos and
	• Building and construction		conditioners
• Floor polishes
• Paints

Process Chemicals	• Paper	• Sodium borohydride and related	• Newspaper
	• Industrial processing	technologies	• Corrosion inhibitors
	• Lubricants	• Salt-forming bases	• Pharmaceutical
	• Fuels	• Anion and cation ion exchange	processes
	• Water processing	resins	• Dyes
	• Food processing	• Adsorbents	• Soft drinks and juices
	• Electronics		• Ultra pure water
	• Bioprocessing		• Catalysis
	• Chemical processing		• Electricity production

MONOMERS
This reportable segment produces methyl methacrylate, acrylic acid and associated esters as well as specialty monomer products. Monomers serve as the building blocks for many of our acrylic technologies in our other business segments. They are also sold externally for applications such as super absorbent polymers and acrylic sheet.

(dollars in millions)	2004	2003

Total Net Sales	$1,383	$1,152
Less: Intersegment Sales	(840)	(760)

Total External Sales	$543	$392

Business	Markets	Products	End Uses

Monomers	• Building and construction	• Methyl methacrylate	• Adhesives
	• Personal care	• Acrylic acid	• Paints and coatings
	• Automotive	• Associated esters	• Floor polishes
	• Packaging	• Specialty monomers	• Hair sprays
	• Chemicals		• Super absorbent products
ELECTRONIC MATERIALS
This reportable segment is comprised of three businesses:

(dollars in millions)	2004	%	2003	%

Circuit Board Technologies	$297	24	$270	25
Packaging and Finishing Technologies	239	19	195	18
Semiconductor Technologies	714	57	614	57

Total Net Sales	$1,250	100	$1,079	100
Our Electronic Materials businesses are focused on inventing new materials that make electronic devices faster, smaller, more powerful and less expensive for the consumer. We offer fully compatible, leading-edge chemistry used to make the semiconductor chips and printed wiring boards found in today’s most sophisticated electronic devices. Our products are sold globally, with approximately 54% of sales in Asia-Pacific, 28% in North America and 18% in Europe.
Circuit Board Technologies develops and delivers the technology, materials and fabrication services for increasingly powerful, high-density printed circuit boards in computers, cell phones, automobiles and many other electronic devices. We are a leading global supplier of specialty chemicals and materials used in the fabrication of printed circuit boards, and are focused on the development of technologies such as metallization, liquid and dry film photo resist for imaging and embedded passives.
Metallization is considered by most to be the “heart” of the printed circuit board. It constitutes the physical connectivity as well as the current flow medium through which all electrical signals in the board are routed. As technology and functionality continue to evolve in electronics, the need to establish reliable connectivity is becoming more crucial. In response to this critical technical challenge, we continue to lead with advanced technology metallization solutions designed to deliver the cutting edge in capability and reliability to today’s demanding printed circuit board architectures.

Our imaging products provide capability for electronic circuit patterning, three-dimensional structuring, selective metal plating and etching, and protective solder mask coatings. Our product offerings cover the full range of application needs, from laser direct imaging to ultra fine-line resolution to high volume production.
Printed circuit board designers face the formidable challenge of supporting increased functionality in decreasing form factors for high-speed circuits. Embedded passive technology can open up valuable space on the board surface while also improving the electrical performance and reliability of high density, high-speed designs. We have developed a thin-film, high sheet resistivity resistor material under the trade name InSite™ in response to this market need.
Packaging and Finishing Technologies develops and delivers innovative materials and processes that boost the performance of a diverse range of electronic, optoelectronic and industrial packaging and finishing applications. We supply integrated coating processes critical for interconnection, EMI shielding, corrosion resistant, and decorative applications.
Semiconductor Technologies develops and supplies integrated products and technologies on a global basis enabling our customers to drive leading edge semiconductor design to boost performance of semiconductor devices powered by smaller and faster chips. This business also develops and delivers materials used for chemical mechanical planarization (CMP), the process used to create the flawless surfaces required to make faster and more powerful integrated circuits and electronic substrates.
Our pad and slurry technology platforms for CMP are based on strong fundamentals, critical raw materials, top talent and state-of-the-art laboratories and tools. As one of the pioneers in polishing technology, our industry experience has tuned our problem-solving capability so that we can respond quickly and effectively to customer needs. Our products, which include polishing pads, pad conditioners, polishing slurries and reactive chemical solutions, are used in the fabrication of almost every type of electronic chip made today.

Business	Markets	Products	End Uses

Circuit Board Technologies	• Electronic devices	• Enabling technology for all	• Cellular phones
	• Communication	aspects of the manufacture	• Personal computers
	• Computers	of printed wiring boards	• Cars and trucks
	• Transportation	• Products such as:	• Home appliances
	• Recreation	photoresists,	• Office equipment
		solder mask, electroless and	• Electronic games
electrolytic copper
Packaging and Finishing	• Electronic devices	• Materials and technology for	• Cellular phones
Technologies	• Communication	integrated circuit packaging,	• Personal computers
	• Computers	connectors and industrial	• Cars and trucks
	• Transportation	finishing	• Home appliances
	• Plating on plastic/EMI		• Office equipment
	• Connector finishing		• Electronic games
• Steel and metal finishing
Semiconductor Technologies	• Electronics and	• Essential technology for	• Cellular phones
	communication devices	creating state-of-the-art	• Personal computers
	• Transportation	integrated circuits: photoresists,	• Cars and trucks
	• Home and office goods	developers, removers, anti-	• Home appliances
	• Recreation	reflective coatings, chemical	• Office equipment
		mechanical planarization	• Electronic games
(CMP) pads and slurries

ADHESIVES AND SEALANTS
Our Adhesives and Sealants reportable segment was formed in 1999 from a combination of Morton adhesives and Rohm and Haas adhesives.

(dollars in millions)	2004	2003

Total Net Sales	$693	$632
The Adhesives and Sealants business provides a vast array of value adding products derived from a broad range of technologies including our world class acrylic technology. Our products are supported with market recognized best-in-class end-use applications knowledge. Products from our Adhesives and Sealants business are sold globally, with approximately 43% in Europe, 37% in North America, 13% in Asia Pacific and 7% in Latin America.
Packaging adhesives sold in this segment are designed to deliver unique attributes for the flexible packaging market. Our customer base includes companies that convert films, foils and papers used by the food and consumer goods industries in packaging their products. Our solvent-based, solventless and water-borne laminating adhesives enhance the adhesion between the multiple layers of materials commonly found in a variety of products such as candy bar wrappers, plastic food packaging, multi-wall bags for pet foods, and container board. Our coatings products are usually applied to protect or enhance the image of printed surfaces or to enhance the barrier properties for applications such as cheese packaging. Our heat seal adhesives are typically used in applications such as sealing yogurt containers and our cold seal adhesives are generally used in applications such as sealing of candy bar wrappers. Also included in this segment are flexible laminating adhesives for industrial applications and products supplied to companies who manufacture synthetic leather. Pressure sensitive and construction adhesives deliver the end-use properties required by our customers who in turn manufacture tapes, labels and a variety of other products. Other end-uses for our products include medical adhesives, protective films and caulks for the construction industry. All of these products are built from our unique capabilities in acrylic emulsion technologies. Our transportation adhesives are tailored to the unique needs of the automotive industry with adhesives for rubber-to-metal bonding applications such as engine vibration dampening, structural adhesives for panel laminating, and adhesives used in interior trim applications, including the headliners used to pad the interior roof of cars and trucks.

Business	Markets	Products	End Uses

Adhesives and Sealants	• Packaging	• Formulated adhesives	• Flexible packaging
	• Automotive	• Acrylic emulsion polymers	• Pressure-sensitive tapes
	• Construction	• Primer, barrier and top-coat	and labels
	• Graphic arts	coatings products	• Carton sealing packaging
	• Food		and masking tapes
	• Consumer goods		• Anti-vibration components
	• Medical		• Caulks and sealants
• Laminated panels
• Synthetic leather

SALT
With the acquisition of Morton International in 1999, we obtained the rights to some of the most recognized consumer brand names and product symbols in the United States and in Canada. Our well-recognized “little Salt Girl” is the trademark of Morton International and one of our most valuable intangible assets. We also acquired the leading brand in Canada, Windsor Salt.

(dollars in millions)	2004	2003

Total Net Sales	$829	$801
Salt is produced through vacuum pan production, solar evaporation or mining. Even though the consumer salt business is best known, this segment extends well beyond table and specialty salts and includes salt used for water conditioning, ice control, food processing and chemical/industrial use. Highway ice control sales are driven by the effects of winter weather. This seasonality has balanced our total portfolio of businesses, nicely complementing stronger sales in the spring and summer from many of our Coatings businesses.

Business	Markets	Product	End Uses

Salt	• Consumer	• Salt	• Table salt
	• Food processing		• Home and industrial water conditioning
	• Industrial processing		salt
	• Chemical processing		• Ice control salt (highway
	• Water conditioning		de-icing and consumer)
	• Agricultural		• Chemical/industrial processing salt
• Industrial food processing
Raw Materials
We use a broad range of raw materials across our operations, and the raw materials used vary widely among many of our businesses. In most cases, these raw materials are purchased from multiple sources under short-term and long-term supply contracts. For 2005, although the supply/demand balance is tight, we expect the supply of raw materials to be adequate to meet our demand. If the overall supply for certain raw materials becomes limited, obtaining alternative suppliers and the quantities we require could be difficult.
We purchase approximately 3.6 billion pounds annually of a variety of commodity, petrochemical-based chemicals as raw materials for our Monomers, Coatings, Performance Chemicals and Adhesives & Sealants operations. The largest consumer of these raw materials is our Monomers business which uses raw materials such as propylene (the largest single raw material purchased at approximately 1.3 billion pounds annually), acetone, ammonia, butanol, ethanol, and methanol to produce acrylate and methacrylate monomers. These monomers are used primarily by our Coatings, Performance Chemicals and Adhesives & Sealants businesses along with other commodity chemicals such as styrene, vinyl acetate monomer and butadiene to produce their end use products. The Monomers business also sells these monomer products on the merchant market. We purchase approximately 25 million mmbtu’s of natural gas for use in our operations. Petroleum-based raw material prices have been volatile and can fluctuate significantly over a relatively short period of time. Raw material prices had, in 2004, and may continue to have in 2005, a material impact on our consolidated results of operations. Availability of these materials can also vary due to seasonality, supplier capacity and customer demand. Certain of our suppliers are using sales controls which limit the amount of materials we can purchase, while certain others have declared force majeure. In addition, the acrylate and methacrylate monomer markets have been cyclical and at this time, due to lack of investment in recent years and the current strong demand, there is a tight global supply of these materials. We have a procurement plan for 2005 which we believe will meet our requirements in this tight raw material supply market.
Our Salt segment relies on rock salt and brine well reserves. Refer to Item 2. Properties, included in our 2004 Annual Report filed on Form 10-K for more information.

Competition and Seasonality
We experience vigorous competition in each of our segments. Our competitors include many large, multinational chemical firms based in Europe, Asia and the United States as well as a number of regional and local competitors. In some cases, we compete against firms that produce commodity chemicals, purchased by us as raw materials to make our specialty products. However, we do not believe this places us at any significant competitive disadvantage because most of our products have unique performance characteristics that are sold to customers who demand a high level of customer service and technical expertise from our sales force and scientists. Our Salt segment is most affected by weather because of sales of highway ice-control salt. To a much lesser extent, sales in the Coatings segment destined for the architectural paint market are also affected by weather, particularly during the spring and summer outdoor painting seasons.
Environmental
A discussion of environmental related factors can be found in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and is incorporated herein by reference to Note 26: Contingent Liabilities, Guarantees and Commitments in the accompanying Notes to Consolidated Financial Statements.
Research and Development
We believe that one of the keys to our success is product innovation. We are committed to ongoing investment in research and development as a way to differentiate our existing products, while bringing new technologies and innovative, high value products to market. We believe that our many intellectual properties are of substantial value in the manufacturing, marketing and application of our various products. On a consolidated basis, we are not dependent, to a material extent, upon any one trademark, patent or license; however, certain of our businesses may be so dependent.
As such, we allocate a significant amount of our operating budget to research and development. With the exception of 2003, historically we have increased our annual spend from year to year. In 2004, total spending increased to $263 million from $235 million in 2003. The increase was primarily driven by: 1) higher employee-related costs; 2) higher project spending, consistent with our business plan for 2004; and 3) the consolidation of a joint venture previously recorded as an equity method investment (see Note 27: New Accounting Pronouncements in the accompanying Notes to Consolidated Financial Statements). Our 2002 spend was $252 million. In 2005, we expect to spend approximately $280 million. Over 60% of our research and development efforts are currently focused in the Electronic Materials and Coatings segments.
A list of our technical and research centers throughout the world can be found in Item 2. Properties, included in our 2004 Annual Report filed on Form 10-K.

Where Can You Find More Information About Rohm and Haas Company?
     Corporate Office:
100 Independence Mall West
Philadelphia, Pennsylvania 19106-2399
Phone Numbers:
Main line:               (215) 592-3000
Investors’ line:      1-800-ROH-0466
Website:                  www.rohmhaas.com (intended to be an inactive textual reference only)
Copies of our corporate governance policies, charters of the Board of Directors and the Board committees and our Code of Business Conduct and Ethics can be obtained free of charge by accessing the Governance section of our website or by writing to the address listed below:
Address:
Rohm and Haas Company
Public Relations Department
100 Independence Mall West
Philadelphia, PA USA 19106-2399
Copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed with the U.S. Securities and Exchange Commission (SEC) can be obtained free of charge by accessing the Investors page on our website or by writing to the address listed below:
Address:
Rohm and Haas Company
Public Relations Department
100 Independence Mall West
Philadelphia, PA USA 19106-2399
You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room that is located at 450 Fifth Street, NW, Washington, DC 20549. Information about the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. You can also access our filings through the SEC’s internet site: www.sec.gov.